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                                                                    EXHIBIT 99.1


                             MDI TECHNOLOGIES, INC.
                            940 West Port Plaza Drive
                               St. Louis, Missouri
                                  U.S.A. 63146

TSX TRADING SYMBOL: MDD.U                            OTC BB TRADING SYMBOL: MDTI

                                  NEWS RELEASE


                         MDI REPORTS 2ND QUARTER RESULTS

St. Louis, Missouri - July 22, 2004. MDI Technologies, Inc. has announced that the Company will report profitable results for the second quarter period ending June 30, 2004. MDI recorded revenues for the one-quarter period of US$2,335,000.00 as compared to revenues of US$1,923,000.00 for the similar period last year. Year to date top line revenues grew US$1,085,000.00 equating to a 27% year over year growth rate. Pre-tax income for the current quarter was US$617,000.00 compared to pre-tax income of US$565,000.00 for the quarter ended June 30, 2003. Year to date pre-tax income grew 36% year over year to US$1,549,000.00. The company will report net income of US$385,000.00 for the current quarter. Earnings per share will be reported at US$.03 per share for the quarter.

                         SUMMARY OF FINANCIAL OPERATIONS

                     September 2003   December 2003     March 2004       June 2004
                     --------------   -------------   --------------   -------------
Revenue               $2,169,000.00   $2,465,000.00   $2,760,000.00    $2,335,000.00

Cost of goods sold       107,000.00      244,000.00      208,000.00       122,000.00

Expenses               1,312,000.00    1,583,000.00    1,623,000.00     1,594,000.00

Tax Adjustments          265,000.00      326,000.00      354,000.00       234,000.00

Net Income               485,000.00      312,000.00      575,000.00       385,000.00


Recurring revenues for the current quarter totaled US$1,630,000.00. That total is up 27% compared to the 2nd quarter, 2003.

"We knew going into the second quarter that we would face significant challenges in relation to quarterly comparisons," said Todd A Spence, President and CEO. "The tax benefit posted to 2nd quarter, 2003 makes our quarter over quarter comparisons difficult. Compound that with an increase in ASP rental contracts where the revenues are recognized on a monthly basis throughout the term of the contract and the comparisons become even less informative. Those comparison difficulties aside, the reported growth year over year remains on target with our internal goals," Spence continued.

"The macro view of our business and the industry we serve make for a compelling marketplace," said DiAnne Kerrigan, Vice President Sales and Marketing. "Increases in reimbursement continue to dot the landscape of long-term care. Demographics continue to illustrate the accelerated growth of an aging population. We believe we are well positioned to capitalize on these factors and drive our continued growth," Kerrigan explained.

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ABOUT MDI TECHNOLOGIES, INC.

MDI develops and markets a family of software products for the healthcare industry. Such products deliver an innovative system that allows long-term care facilities the ability to run clinical and accounting software applications either locally or over the Internet. In addition, MDI provides assessment tools and staging criteria for customized patient care in the long-term care segment of the healthcare market. In 1999, MDI began deploying its first product via the ultra-thin client technology based on Microsoft's Windows 2000 Terminal Server and Citrix MetaFrame. Such technologies allow the company to deliver its product offerings via the Internet from one central location, providing significant cost savings for both MDI and its customers. MDI shares are traded under the name of MDI Technologies, Inc. on the TSX under the symbol MDD.U, and are quoted on NASDAQ's OTC bulletin board under the symbol MDTI.OB.

Certain statements contained herein with respect to factors which may affect future earnings, including management's beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.


By the order of board of directors:



-----------------------------------
Todd Spence, CEO


Contact information: For MDI Technologies: Todd Spence CEO
                     Tel: (314)439-6400, e-mail tas@mditech.com


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